Exhibit 99.1

Parks! America Announces Adoption of
Limited Duration Shareholder Rights Plan

PINE MOUNTAIN, Georgia – Jan. 22, 2024 — Parks! America, Inc. (OTCPink: PRKA) (the “Company”) announced today that on January 19, 2024, its Board of Directors (the “Board”) voted unanimously to adopt a limited duration shareholder rights plan (the “Rights Plan”) to protect shareholders’ interests and maximize value for all shareholders.

The Rights Plan is similar to plans adopted by other public companies and is designed to ensure that all of the Company’s shareholders have the opportunity to realize the long-term value of their investment in the Company and to guard against abusive tactics so that no person or group can gain a control or control-like position in the Company through open market accumulations of the Company’s common stock or other tactics potentially disadvantaging the interests of the Company’s shareholders without negotiating with the Board and without paying an appropriate control premium to all shareholders.

The Rights Plan is intended to position the Board to fulfill its duties by ensuring the Board has sufficient time to make informed judgments that are in the best interests of the Company and its shareholders.

The Rights Plan provides for the issuance of one right for each outstanding share of the Company’s common stock. Under the Rights Plan, rights will become exercisable if a person or group acquires beneficial ownership of 10% or more of the Company’s outstanding common stock in a transaction not approved by the Board or if an existing shareholder that already beneficially owns 10% or more of the Company’s outstanding common stock subsequently increases its ownership by one or more shares. In the event that the rights become exercisable, each right will entitle the holder to buy one-thousandth (1/1,000) of a share of a series of junior preferred stock at an exercise price of $3.00 per right, subject to adjustments in accordance with the Rights Plan. The Board may, at its option, redeem all rights for $0.001 per right at any time prior to a person or group acquires beneficial ownership of 10% or more of the Company’s outstanding common stock and/or an existing shareholder that already beneficially owns 10% or more of the Company’s outstanding common stock increases its ownership by one or more shares.

Although any shareholder beneficially owning 10% or more of the Company’s common stock at the time of the adoption of the Rights Plan is grandfathered, the rights will become exercisable if that shareholder subsequently increases its ownership by one or more shares.

The Rights Plan also includes a qualifying offer provision, which allows shareholders to require the Board to call a special meeting to vote on a pending offer, provided the offer meets certain qualifying criteria.

Additional details regarding the Rights Plan will be contained in a Current Report on Form 8-K being filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional safari parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, as well as the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas, acquired on April 27, 2020.

Additional information, including our Form 10-K for the fiscal year ended October 1, 2023, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. Such forward-looking statements involve risks and uncertainties, including, among other things, statements concerning: our business strategy; liquidity and capital expenditures; future sources of revenues and anticipated costs and expenses; and trends in industry activity generally. Such forward-looking statements include, among others, those statements including the words such as “may,” “will,” “should,” “expect,” “plan,” “could,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or similar language or by discussions of our outlook, plans, goals, strategy or intentions.

You are cautioned not to place undue reliance on these forward-looking statements; our actual results may differ significantly from those projected in the forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to vary materially from future results include but are not limited to: competition from other parks which we believe is increasing, factors related to the spread of COVID-19 and its variants, difficulty engaging seasonal and full-time workers, weather conditions during our primary tourist season, the price of animal feed and the price of gasoline. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, we cannot guarantee future results, levels of activity, performance or achievements.

We believe the expectations reflected in forward-looking statements are reasonable; however, we can give no assurances that such expectations will be realized, and actual results could differ materially. We assume no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the SEC, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2023.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with any matters that would be considered at the 2024 annual meeting of shareholders of the Company (the “Annual Meeting”). Additionally, the Company, its directors and certain of its executive officers may also be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with any matters that would be considered at the special meeting of shareholders of the Company currently scheduled for February 26, 2024 (if held, the “Special Meeting”). The Company intends to file a definitive proxy statement and a WHITE proxy card with the SEC in connection with any solicitation of proxies from the Company’s shareholders with respect to the Annual Meeting and a definitive proxy statement and a WHITE proxy card with the SEC in connection with any solicitation of proxies from the Company’s shareholders with respect to the Special Meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENTS, THE ACCOMPANYING WHITE PROXY CARDS AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING AND TO THE SPECIAL MEETING. The Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2023 contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available through the SEC’s website at www.sec.gov. Updated information regarding the identity of potential participants, and their direct or indirect interests in the matters to be considered at the Annual Meeting and at the Special Meeting, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials that the Company anticipates filing with the SEC in connection with the Annual Meeting and the Special Meeting. Shareholders would be able to obtain the definitive proxy statement with respect to the Annual Meeting and the definitive proxy statement with respect to the Special Meeting, including any amendments or supplements to such proxy statements and other documents, if any, filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge on the Company’s website at https://animalsafari.com/investor-relations/.

Contact:

Lisa Brady,

President and Chief Executive Officer

(706) 663-8744